                                                                    EXHIBIT 11.1

                               USWEB CORPORATION

           CALCULATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                  Historical (1)                                              Pro Forma (2)
              ---------------------------------------------------------    ---------------------------------------------------------
              Three Months Ended Sept 30,    Nine Months Ended Sept 30,    Three Months Ended Sept 30,    Nine Months Ended Sept 30,
              ---------------------------    --------------------------    ---------------------------    --------------------------
                 1998         1997              1998           1997           1998            1997           1998           1997
              ----------    ---------        ----------      ---------     ----------      ----------     ----------     ----------
Net loss      $  (38,490)   $ (18,027)       $ (115,720)     $ (39,270)    $  (35,373)     $   (46,273)   $ (159,766)    $ (183,929)
              ----------    ---------        ----------      ---------     ----------      -----------    ----------     ----------
Weighted
average
common
shares
outstanding   38,950,552    6,749,998        33,485,750      4,683,920     39,502,555       15,423,886    37,779,943     14,950,033

Shares
deemed
outstanding
under stock
bonus
arrangements
for employees
of acquired
companies      1,451,351      384,002         1,034,775        161,688      5,463,418        4,964,902     4,338,847      3,126,050
              ----------    ---------        ----------      ---------     ----------      -----------    ----------     ----------
Total
weighted
average
common
shares
outstanding   40,401,903    7,134,000        34,520,525      4,845,608     44,965,973       20,388,788    42,118,790     18,076,083
              ==========    =========        ==========      =========     ==========      ===========    ==========     ==========
Basic and
diluted
net loss
per share     $    (0.95)   $   (2.53)       $    (3.35)     $   (8.10)    $    (0.79)      $    (2.27)   $    (3.79)    $   (10.18)
              ==========    =========        ==========      =========     ==========      ===========    ==========     ==========

(1) Net loss per share is computed in accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98 for all periods presented. The computation excludes: (i) acquisition-related shares held in escrow (Acquisition Shares), (ii) Common Stock subject to repurchase rights (Restricted Shares), and (iii) Mandatorily Redeemable Convertible Preferred Stock prior to their conversion into Common Stock on December 5, 1997. The computation of diluted net loss per share excludes Common Stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants, as their effect in all periods presented is antidilutive. Common shares deemed outstanding under stock bonus arrangements for employees of acquired companies is computed for each period by dividing cumulative deferred compensation expense recognized in the statement of operations by the weighted average price of the Company's Common Stock during the period.

(2) The computation of pro forma net loss per share is computed on the basis described in (1) above and giving effect to the common shares issued to acquired companies and the related amortization of deferred compensation expense as if acquired on January 1, 1998 and 1997.